Exhibit 10.13

Mr. Joshua Brumm	September 19, 2019

[**]

[**]

Dear Josh,

On behalf of Dyne Therapeutics, Inc. (the “Company”), I am pleased to offer you employment in the position of President and Chief Executive Officer. This letter summarizes the terms of your employment with the Company.

1. Position. You will be employed by the Company on a full-time basis and will work out of the Company’s office in Waltham, Massachusetts or at such other office as the Company may designate. In addition, effective upon the Start Date (as defined below), you shall be elected to the Board of Directors of the Company (the “Board”). You shall report directly to the Board and, as President and Chief Executive Officer, you shall have all of the customary duties of such position including duties and responsibilities granted to that position under the bylaws of the Company. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Board.

2. Start Date. Your employment will begin on a date to be mutually agreed upon between you and the Company, but which in no event shall be later than October 31, 2019 (the “Start Date”).

3. Salary. During your employment, the Company will pay you a salary at the semi-monthly rate of $18,750, which is equivalent to $450,000 on an annualized basis, payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Board’s discretion.

4. Annual Bonus.

a. You will be eligible to receive an annual incentive bonus for each fiscal year of up to forty percent (40%) of your annualized base salary during that fiscal year, provided that you remain employed by the Company on the last day of such fiscal year; and provided, further, that you shall not be entitled to any bonus under this Section 4(a) with respect to the fiscal year ended December 31, 2019. The actual bonus awarded for a fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Company, such bonus and such criteria as determined by the Board in its sole discretion.

b. Following the end of the fiscal year ended December 31, 2019, at such time as the Company pays annual cash bonuses to the senior executives of the Company and provided that you remain employed by the Company on such date, the Company shall pay to you a bonus of $180,000. In connection with this bonus, you agree that if, prior to the first anniversary of your

Start Date, your employment terminates other than as a result of an Involuntary Termination (as defined below), you shall pay to the Company within 15 days of such termination the total gross dollar amount of such bonus paid to you by the Company.

5. Equity. Subject to the approval of the Board, and in consideration of your agreement in Section 8 to adhere to the non-competition provisions set forth in the Non-Competition Agreement (as defined below), (i) the Company shall grant to you an option (the “Initial Option”) for the purchase of an aggregate of 1,850,000 shares of common stock of the Company, and (ii) at such time as the Company issues and sells shares of its Series A Preferred Stock at the Third Tranche Closing (as such terms are defined in the Series A Preferred Stock Purchase Agreement, dated as of November 29, 2018, by and among the Company the purchasers identified therein, as amended), if any, it shall grant to you a stock option to purchase a number of shares of the Company’s common stock (the “Third Tranche Option” and, together with the Initial Option, the “Options”), which number when added to the shares of common stock then held by you or then issuable upon exercise of stock options then held by you, totals four and one quarter percent (4.25%) of the Company’s fully diluted capitalization (reflecting then outstanding capital stock and all issued and outstanding stock options) following such issuance and sale; provided, however, that the Company shall have no obligation to grant to you the Third Tranche Option hereunder with respect to any shares of Series A Preferred Stock issued and sold at the Third Tranche Closing that generate gross proceeds which, together with all gross proceeds generated by the Company from the sale of securities since the Company’s incorporation, exceeds in the aggregate $50,000,000. For purposes of clarity, the Company confirms that upon the issuance and sale of the shares of Series A Preferred Stock to be sold under the Series A Purchase Agreement at the Third Tranche Closing, the Company will have sold securities with an aggregate purchase price of $50,000,000 and that under this Section 5, you will hold or be granted stock options to purchase an aggregate number of shares of common stock equal to four and one quarter percent (4.25%) of the Company’s fully diluted capitalization (reflecting then outstanding capital stock and all issued and outstanding stock options). The Options will be granted at a price per share equal to the fair market value at the time of grant as determined by the Company in its sole discretion. The Options shall be subject to the terms of the Company’s 2018 Stock Incentive Plan and other provisions set forth in separate option agreements. In addition, provided you remain employed by the Company through the applicable grant date, you may be entitled to additional stock option grants and/or awards of restricted shares of common stock (“Additional Grants”) that the Board may elect to grant to you in the future in its sole discretion.

6. Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. The Company does not offer a specific number of vacation days. Instead, the Company has an open policy of taking days off based on an employee’s reasonable discretion. This policy may be modified by the Company from time to time in its sole discretion.

7. Severance Benefits.

a. General. Either party may terminate your employment relationship hereunder at any time for any reason by providing written notice to the other party; provided that if that Company terminates your employment for Cause (as defined below), the Company shall comply with the provisions thereof. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 7. However, this Section 7 will not apply unless you: (i) have returned all Company property in your possession on or prior to your last day of employment and (ii) have entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all employment-related claims that you may have against the Company or persons affiliated with the Company and re-confirmation of your obligations under the Restrictive Covenant Agreements (as defined below) (the “Separation Agreement”). Notwithstanding the foregoing, no term of this offer letter or the Separation Agreement shall impact or affect, in any way, your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (w) your status as a stockholder or equity holder of the Company or any rights you have under the terms of any equity award or agreement between you and the Company, (x) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, (y) rights under ERISA or (z) rights which, as a matter of law, cannot be waived. The Separation Agreement must be in substantially the form reasonably prescribed by the Company, and must be executed and must become enforceable and irrevocable on or before the 52nd day following your last day of employment with the Company. If you fail to execute without revocation the Separation Agreement on or before the 52nd day following your last day of employment with the Company, you shall be entitled to the Accrued Obligations only and no other severance payments or benefits. The continued salary provided under Section 7(b)(ii) below shall be paid in accordance with the Company’s normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and irrevocable. If, however, the 52-day period in which the Separation Agreement must become enforceable and irrevocable begins in one taxable year and ends in the following year, the Company shall commence payment of the continued salary in the second year on the first payroll date falling on the later of: (A) January 1; and (B) the date on which the Separation Agreement becomes enforceable and irrevocable. The first payroll shall include, however, all amounts that would otherwise have been paid to you between the date your employment is terminated and your receipt of the first installment.

b. Severance. If you are subject to an Involuntary Termination, then, subject to Section 7(a):

i. The Company shall pay you the Accrued Obligations earned through your last day of employment on or before the time required by law but in no event more than fifteen (15) days after your last day of employment with the Company, except to the extent such payment would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

ii. The Company shall continue to pay you your base salary as in effect on your last day of employment for a period of twelve (12) months (the “Severance Period”).

iii. Should you be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company shall pay on your behalf the portion of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage, for a period ending upon the earlier of (x) the expiration of the Severance Period, and (y) the date on which you become eligible to receive group health insurance coverage through another employer (as applicable, the “COBRA Contribution Period”); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. The balance of such premiums during the COBRA

Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, you remain eligible for and elect to remain enrolled in COBRA continuation coverage. You agree that, should you become eligible during the Severance Period to receive group health insurance coverage through another employer, you shall immediately notify the Company in writing of the date of eligibility for such coverage and the Company’s obligation under this paragraph shall terminate as of such date of eligibility.

iv. If the Involuntary Termination occurs on or within twelve (12 months) following a Change in Control (as defined below), then: (i) you shall receive a cash payment equal to your target bonus under Section 4(a) for the fiscal year in which the Involuntary Termination occurs, (ii) one hundred percent (100%) of the unvested portion of the Options and each Additional Grant that vests solely based on continued service will fully vest as of the date of such Involuntary Termination; (iii) no shares may be transferred and no stock option exercised (in each case with respect to the unvested portion) until the Separation Agreement has become enforceable and irrevocable and (iv) if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Options and Additional Grants that have vested as a result of this provision shall be cancelled effective as of the date of the Involuntary Termination.

The payments and benefits described in Section 7(b)(ii)-(iv) above shall hereinafter be referred to as the “Severance.” If your employment terminates for any reason other than as result of an Involuntary Termination, you shall be entitled to receive the Accrued Obligations only.

c. Definitions. For purposes of this letter, the following terms have the following meanings:

“Accrued Obligations” means: (i) any earned but unpaid Base Salary as of the date your employment is terminated, (ii) any accrued, but unused vacation time as of your termination date, (iii) any vested benefits you may have under any employee benefit plan of the Company as of your termination date, (iv) any unpaid expense reimbursements accrued prior to the date your employment is terminated, and (iv) any bonus for a fiscal year preceding the year in which your employment is terminated that was earned and Board-approved but is unpaid as of the date your employment is terminated.

“Cause” means (i) your material breach of the Restrictive Covenant Agreements, (ii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv), or (v) hereof unless you have first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds and you have failed to cure such grounds within a period of thirty (30) days from the date of such notice.

“Change in Control” means the occurrence of any one or more of the following events, in each case only to the extent that such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial part of the Company’s assets” for the purposes of Section 409A of the Code: (i) the consummation of a merger or consolidation of the

Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation immediately after such merger or consolidation; (ii) the acquisition of all of the Company’s outstanding capital stock by a single person or entity or a group acting in concert to effect such acquisition; or (iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

“Involuntary Termination” means either: (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation after one of the following conditions has come into existence without your written consent: (i) a material reduction in your base salary (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management); (ii) any material adverse change in your title, authority, duties, responsibilities or reporting requirements under this offer letter; (iii) the failure of any successor-interest to assume all of the obligations of the Company under this offer letter; or (iv) a relocation of your principal workplace by more than forty (40) miles. Notwithstanding the foregoing, a Resignation for Good Reason will not be deemed to have occurred unless (x) you give the Company written notice of the condition within ninety (90) days after the condition has come into existence, (y) the Company fails to remedy the condition within thirty (30) days after receiving your written notice (the “Cure Period”) and (z) you resign within thirty (30) days after the expiration of the Cure Period.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company or any successor without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

8. Representation Regarding Other Obligations. You will be required to sign, as a condition of your employment, a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) and an Invention and Non-Disclosure Agreement (collectively, with the Non-Competition Agreement, the “Restrictive Covenant Agreements”), copies of which are enclosed. You acknowledge that the Company’s agreement to grant you the Options provided in Section 5 is contingent upon your agreement to adhere to the non-competition provisions set forth in the Non-Competition Agreement, and that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with the non-competition obligations. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You further represent that you have not used and will not use or disclose or induce the Company to use, any trade secret or other proprietary information or material of any previous employer or any other party.

9. Tax Matters.

a. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, that you are solely responsible for individual tax liabilities arising from your compensation and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

b. For purposes of Section 409A of the Code, each salary continuation payment under Section 7(b) (ii) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 7(b)(ii), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation, or (B) the date of your death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Any salary continuation payments that are not subject to Section 409A of the Code, including, without limitation, payments that are exempt from Section 409A of the Code as a result of the separation pay plan exemption under Section 1.409A-1(b)(9) of the Code (or any successor thereto), will continue to be paid as otherwise provided in this offer letter. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

c. All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10. Eligibility to Work. Your employment with the Company is conditioned on your eligibility to work in the United States and your providing to the Company satisfactory proof of identification and of authorization to work in the United States, in accordance with the Immigration and Control Act of 1986 within three days of the Start Date. Furthermore, you may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company and maintaining such visa throughout your tenure with the Company, as it is Company policy to comply with all immigration laws and regulations.

11. Interpretation, Amendment and Enforcement. This letter and the Restrictive Covenant Agreements constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12. Other Terms. Your employment with the Company will be on an “at will” basis. In other words, subject to Section 7, you or the Company may terminate your employment for any reason and at any time, with or without cause or notice. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, in each case subject to the terms of this letter agreement, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

13. Contingency. This offer is subject to satisfactory background and reference checks, including our receiving at least two satisfactory professional references.

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you by September 20, 2019 acknowledging, by signing below, that you have accepted this offer of employment on the terms set forth herein, and by delivering signed copies of the Restrictive Covenant Agreements.

Very Truly Yours,

Dyne Therapeutics, Inc.

By:	/s/ Jason Rhodes
Name:	Jason Rhodes
Title:	Chairman of the Board of Directors

I have read and accept this at-will employment offer on the terms set forth herein:

/s/ Joshua Brumm	9/20/2019
Signature	Date